WARRANT NO. UW-B                 FI-TEK V, INC.
                            (A Delaware Corporation)                  WARRANTS

                               WARRANT CERTIFICATE                    [STAMP]
                        For the Purchase of Common Stock
                           Par Value $.00001 per share

                          NAME CHANGE TO                              NEW CUSIP
                          LAIDLAW GLOBAL CORPORATION                  507306124


NOT EXERCISABLE PRIOR TO JULY 10, 1991. VOID AFTER 5:00 p.m. MOUNTAIN TIME, JULY 10, 1993.

THIS CERTIFIES THAT, for value received,

("Warrantholder")  is the  registered  owner of the  above  indicated  number of
Warrants  ("Warrants")  expiring on July 10, 1993,  unless  otherwise  called or extended ("Expiration Date"). Each Warrant entitles the Warrantholder to purchase one (1) share of the common stock, par value $.00001 ("Common Stock" or "Shares") of Fi-Tek V, Inc., a Delaware corporation ("Company"), at a purchase price of $.20 per Share ("Exercise Price"), commencing on July 10, 1991, and terminating on the Expiration Date, upon surrender of this Certificate with the exercise form on the reverse side hereof duly completed and executed, accompanied by the Exercise Price, to Corporate Stock Transfer, Inc., at 1675 Broadway, Suite 1480, Denver, Colorado, 80202 ("Warrant Agent"). This Certificate and exercise of these Warrants is subject to the provisions of the Unit Warrant Agreement dated January 24, 1992 ("Warrant Agreement"), between the Company and the Warrant Agent, to which provisions the Warrantholder agrees by acceptance of this Certificate. The provisions of the Warrant Agreement and those set forth on the reverse side of this Certificate are fully incorporated by reference into this Certificate as if fully set forth herein.

     If all Warrants represented by this Certificate shall not have been duly exercised on or before the Expiration Date, as it may be extended, those unexercised Warrants shall expire and this Certificate shall become void. The Expiration Date may be extended from time to time for an indefinite period, or the Exercise Price may be reduced, at the discretion of the Company upon giving notice thereof to the Warrant Agent and giving subsequent notice thereof to holders of Warrants then listed on its books.

     The Warrantholder may exercise all or any of the Warrants in the manner and during the period above stated, but only for an even number of Shares if less than all are exercised, upon due presentment of this Certificate to the Warrant Agent. The Exercise Price must be paid in lawful money of the United States of America, in cash or by personal check, bank check or certified check payable to the order of the Company. If fewer than all of the above number of Warrants are exercised, the Warrant Agent shall execute and deliver to the Warrantholder a new Warrant certificate of like tenor evidencing the number of Warants not exercised. Should any or all the Warrants be assigned, then upon due presentment of this Certificate by the assignee to the Warrant Agent accompanied by payment of the sum of $9.00 per Warrant certificate to be issued and of all transfer taxes and other governmental charges due, if any, the Warrant Agent shall transfer the Warrants assigned on the transfer books and shall (subject to the Warrant Ageement) execute and deliver to the assignee a Warrant certificate of like tenor representing the number of Warrants assigned, and if less than all the Warrants are assigned, execute and deliver to the Warrantholder a Warrant certificate of like tenor representing the number of Warrants not assigned.

     The Company may call these Warrants for redemption at any time, at the price of $.0001 per Warrant, upon at least thirty days' prior written notice to holders of Warrants then listed on its books. This notice shall accelerate the Expiration Date, which shall become the last day of the redemption period, and the Warrants may be exercised on or before the accelerated Expiration Date. Warrants not exercised timely shall expire and this Certificate shall become void. If the Warrantholder elects not to exercise the Warrants, the redemption price will be paid only if this Certificate is tendered for redemption prior to the accelerated Expiration Date. The redemption period ( and the accelerated Expiration Date) may be extended by the Company upon two days' written notice to the Warrant Agent and giving subsequent notice thereof to holders of Warrants then listed on its books.

     The Warrants may be exercised or redeemed only if a current prospectus is then in effect. The Company has undertaken to use its best efforts to maintain a current prospectus at any time during which the market bid price for the Common Stock exceeds the Exercise Price, but is not obligated to do so.

     These Warrants shall not entitle the Warrantholder to any of the rights of stockholders or to any dividend declared upon the Common Stock unless the Warrantholder shall have exercised these Warrants and purchased the Shares of Common Stock prior to the record date fixed by the Board of Directors of the Company for the determination of holders of Common Stock entitled to such dividend or other right. Holders of Warrants are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits or reclassifications of the Common Stock, as provided in the Warrant Agreement.

     This Certificate shall not be valid unless countersigned by the Warrant Agent.

     WITNESS the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

     Dated:                                     FI-TEK V, INC.

                                                By: /s/ Frank L. Kramer
           [SEAL]                                   ---------------------------
                                                    Frank L. Kramer, President

                                                    /s/ Ronald J. Miller
                                                    ---------------------------
                                                    Ronald J. Miller, Secretary